Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

OF SEMGROUP CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

SEMGROUP CORPORATION, a Delaware corporation, certifies that pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted on January 15, 2018 the following resolution, which resolution remains in full force and effect on the Issue Date:

RESOLVED, that the Board hereby designates a new series of Preferred Stock, consisting of the number of shares set forth herein, with the voting powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions relating to such series as set forth as follows:

SECTION 1.	Designation and Amount; Ranking.

(a)    There shall be created from the 4,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series A Cumulative Perpetual Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 350,000 shares. Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Class A Common Stock, shall be retired, shall revert to authorized but unissued shares of preferred stock and may be reissued in accordance with Section 4(b)(i)(B).

(b)    The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior in all respects to all Junior Stock; (ii) on a parity in all respects with all Parity Stock; and (iii) junior in all respects to all Senior Stock, in each case as provided more fully herein.

SECTION 2.	Definitions.

As used herein, the following terms shall have the following meanings:

“2014 Indenture” means that certain Indenture, dated as of July 2, 2014, by and among Rose Rock Midstream, L.P., Rose Rock Finance Corporation, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as supplemented by that First Supplemental Indenture dated as of April 7, 2015 and that Second Supplemental Indenture dated as of September 30, 2016 (as otherwise modified or supplemented prior to the Issue Date).

“2015 Indenture” means that certain Indenture, dated as of May 14, 2015, by and among Rose Rock Midstream, L.P., Rose Rock Finance Corporation, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as supplemented by that First Supplemental Indenture, dated as of September 30, 2016 (as otherwise modified or supplemented prior to the Issue Date).

“2017 Indentures” means that certain Indenture, dated as of March 15, 2017, by and among SemGroup Corporation, the guarantors party thereto and Wilmington Trust, National Association, as trustee, and that certain Indenture, dated as of September 20, 2017, by and among SemGroup Corporation, the guarantors party thereto, and Wilmington Trust, National Association, as trustee.

“Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share, whether or not declared, from, but not including, the last day of the most recently preceding fiscal quarter (or from the Issue Date, if such date is prior to the first fiscal quarter Dividend Payment Date) to, but not including, such date, and including, for the sake of clarity, any then accrued and unpaid dividends on such share of Preferred Stock from any prior fiscal quarters of the Company.

“Accumulated Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate amount of accrued and unpaid dividends added to the Liquidation Preference in accordance with Sections 3(b), 3(c) and 3(d).

“Affiliate” shall have the meaning ascribed to it, on the Issue Date, in Rule 405 under the Securities Act.

“Average VWAP” per share over a certain period shall mean the arithmetic average of the VWAP per share for each Trading Day in such period.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, the State of Oklahoma or the State of Delaware shall not be regarded as a Business Day.

“Cash Change of Control” shall mean the occurrence of a Change of Control that involves consideration payable to the Company, or in respect of the Company’s Class A Common Stock, that is comprised of at least 90% cash.

“Cash Change of Control Conversion Premium” shall mean (i) on or prior to the first anniversary of the Issue Date, 130%, (ii) after the first anniversary of the Issue Date, but on or prior to the second anniversary of the Issue Date, 120%, (iii) after the second anniversary of the Issue Date, but on or prior to the third anniversary of the Issue Date, 105%, and (iv) thereafter, 101%.

“Cash Change of Control Conversion Rate” shall mean, as of any time of determination, the greater of (i) the product of the Conversion Rate and the quotient of (a) the product of the Conversion Price and the Cash Change of Control Conversion Premium, divided by (b) the Average VWAP of the Class A Common Stock for the 20 Trading Day period ending on, and including, the Trading Day immediately preceding the Business Day on which definitive transaction documents with respect to any transaction that would constitute a Cash Change of Control are executed and (ii) the Conversion Rate otherwise in effect as of such time of determination without giving effect to clause (i).

“Cash Dividends” shall have the meaning set forth in Section 3(a).

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as modified by this Certificate of Designations, as further amended or restated in accordance with applicable law and this Certificate of Designations.

“Certificated Preferred Stock” shall have the meaning set forth in Section 10(b)(i).

“Change of Control” shall mean the occurrence of any of the following:

(i)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of a merger or consolidation, which is covered by subsection (v) below), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Person;

(ii)    more than half of the members of the Company’s Board of Directors, as of any time of determination, are not Continuing Directors;

(iii)    the Common Stock is no longer listed or admitted for trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (or any of their respective successors);

(iv)    any recapitalization or change of the Common Stock as a result of which the Common Stock would be converted into stock, other securities, other property or assets or any share exchange, or any consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets unless the holders of the Common Stock immediately prior to any such transaction own, directly or indirectly, more than 50% of all classes of common stock of the continuing or surviving company following such transaction;

(v)    the consummation of any transaction (including, without limitation, pursuant to a merger or consolidation), the result of which is that any person or group (as such terms are defined in Section 13(d) and Section 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Company or is entitled to elect more than 50% of the members of the Board of Directors; provided, however, solely for purposes of this subsection (v), a “person” or “group” shall include, in connection with a direct merger of any entity with a class of securities traded on a national or regional securities exchange with the Company, the shareholders of such publicly traded entity with whom the Company merges or that become shareholders of the Company in connection with a merger transaction involving the Company or any of its wholly owned Subsidiaries and another entity with a class of securities traded on a national or regional securities exchange; or

(vi)    the adoption of a plan relating to the liquidation or dissolution of the Company.

“close of business” shall mean 5:00 p.m. (New York City time).

“Class A Common Stock” shall mean the shares of Class A Common Stock, par value $0.01 per share, of the Company or any other capital stock of the Company into which such Class A Common Stock shall be reclassified or changed.

“Class B Common Stock” shall mean the shares of Class B Common Stock, par value $0.01 per share, of the Company or any other capital stock of the Company into which such Class B Common Stock shall be reclassified or changed.

“Closing Sale Price” of the Class A Common Stock shall mean, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal National Securities Exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed on a National Securities Exchange, in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be an amount determined by the Board of Directors to be the fair market value of a share of Class A Common Stock.

“Common Stock” shall mean the Class A Common Stock, the Class B Common Stock and any other capital stock of the Company into which such Class A Common Stock or Class B Common Stock shall be reclassified or changed.

“Company” shall mean SemGroup Corporation, a Delaware corporation.

“Competitor” means any Person that is both (a) not a financial institution, investment fund, private equity fund, investment manager or investment advisor (or a non-portfolio company Affiliate thereof) and (b) actively engaged as one of its principal businesses in gathering, storing, fractionating, transporting, compressing, treating, processing, terminaling or marketing of crude oil, natural gas liquids, natural gas or refined petroleum products in North America; provided, that, for the avoidance of doubt, a financial institution, investment fund, private equity fund, investment manager or investment advisor (or a non-portfolio company Affiliate thereof) with a portfolio company engaged in any of the activities described in clause (b) of this definition shall not be considered to be a Competitor.

“Continuing Directors” means individuals who, on the Issue Date, constitute the members of the Board of Directors; provided that any individual becoming a member of the Board of Directors subsequent to the Issue Date whose election or nomination for election to the Board of Directors was approved by a vote of at least a majority of the Continuing Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be a Continuing Director.

“Conversion Date” shall mean the Optional Conversion Date or the Forced Conversion Date, as applicable.

“Conversion Price” shall mean $33.00, subject to adjustment in accordance with the provisions of this Certificate of Designations.

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 30, 2016, by and among SemGroup Corporation, as borrower, the lenders party thereto from time to time, the arrangers and agents party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent (as modified or supplemented prior to the date hereof).

“Dividend Payment Date” shall mean the date that is 60 days after the end of each fiscal quarter of the Company, unless the Board of Directors designates an earlier date that is no earlier than the first day after the end of such fiscal quarter, commencing with the fiscal quarter in which the Issue Date occurs, and no later than the earliest date of payment in respect of any Parity Stock or Junior Stock with respect to any such fiscal quarter.

“Dividend Rate” shall mean, as of the date of the determination, the rate per annum of 7.00%; provided that, if at any time Cash Dividends have not been declared and paid in full on the Preferred Stock on the Dividend Payment Date with respect to four consecutive fiscal quarters after the Non-Cash Dividend Period, the Dividend Rate shall be 9.00% per annum from and after the Default Trigger until such time as all the accrued dividends on the Preferred Stock for the most recently completed fiscal quarter and all previously completed fiscal quarters are paid in full in cash.

“Dividend Record Date” shall mean, with respect to any fiscal quarter and applicable Dividend Payment Date, the record date (which shall be a Business Day) set by the Board of Directors for holders eligible to receive any dividend declared for such fiscal quarter, which date shall be no earlier than the first day after the end of such fiscal quarter and no later than such Dividend Payment Date.

“Election Notice” shall have the meaning set forth in Section 4(b)(ii)(A).

“Equity Securities” means, with respect to the Company or any Subsidiary of the Company, as applicable, (i) any capital stock or other equity securities, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock or other equity securities or containing any profit participation features, (iii) any rights, options or incentive units, directly or indirectly, to subscribe for or to purchase any capital stock, other equity securities or securities containing any profit participation features or, directly or indirectly, to subscribe for or to purchase any securities, directly or indirectly, convertible into or exchangeable for any capital stock, other equity securities or securities containing any profit participation features, or (iv) any stock appreciation rights, phantom stock rights or other similar rights.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Date” shall mean when used with respect to any issuance of or distribution in respect of, the Common Stock or any other securities, the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.

“Forced Conversion Date” shall have the meaning set forth in Section 6(b).

“Forced Conversion Notice” shall have the meaning set forth in Section 6(b).

“Forced Conversion Notice Date” shall have the meaning set forth in Section 6(b).

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Preferred Stock.

“Indentures” means each of the 2014 Indenture, the 2015 Indenture and the 2017 Indentures.

“Issue Date” shall mean the original date of issuance of the Preferred Stock, which shall be the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Issuance Notice” shall have the meaning set forth in Section 4(b)(ii)(A).

“Junior Stock” shall mean the Common Stock and all other classes of the Company’s common stock and each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $1,000.00, as adjusted pursuant to Sections 3(b), 3(c) and 3(d), plus, without duplication, any Accrued Dividends on such share of Preferred Stock that are added to the Liquidation Preference in accordance with the terms hereof and any Accumulated Dividends on such share of Preferred Stock, in each case to the date of payment of the Liquidation Preference, the Conversion Date or the date of redemption under Section 8(a)(ii)(D), as applicable.

“Market Value” shall mean the Average VWAP during a 20 consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the date of determination.

“Maximum Holding Amount” shall have the meaning set forth in Section 6(b).

“Measurement Period” shall have the meaning set forth in Section 6(b).

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“Non-Cash Dividend Amount” shall have the meaning set forth in Section 3(b).

“Non-Cash Dividend Election” shall have the meaning set forth in Section 3(b).

“Non-Cash Dividend Period” shall have the meaning set forth in Section 3(b).

“Offered Shares” shall have the meaning set forth in Section 4(b)(ii)(A).

“Officer” shall mean the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary, any Assistant Secretary or any Assistant Treasurer of the Company.

“opening of business” shall mean 9:00 a.m. (New York City time).

“Optional Conversion Date” shall have the meaning set forth in Section 6(a).

“Optional Conversion Notice” shall have the meaning set forth in Section 6(a).

“Optional Conversion Notice Date” shall have the meaning set forth in Section 6(a).

“Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit B.

“Parity Stock” shall mean any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Permitted Issuance” means (i) the issuance of Equity Securities upon conversion or exchange of convertible or exchangeable securities of the Company or any of its Subsidiaries that are outstanding on the Issue Date or were not issued in violation of Section 4 and (ii) a subdivision of Equity Securities (including any dividend of in-kind Equity Securities or split of Equity Securities) or any combination of Equity Securities (including any reverse split of Equity Securities).

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preemptive Offer Period” shall have the meaning set forth in Section 4(b)(ii)(A).

“Preemptive Rights Holders” shall have the meaning set forth in Section 4(b)(ii).

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Pro Rata Percentage” means, as to a holder of Preferred Stock at any time of determination, the percentage obtained by dividing the number of shares of Preferred Stock owned by such holder at such time by the aggregate number of shares of Preferred Stock outstanding at such time.

“Pro Rata Repurchases” shall mean any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer directed to all of the holders of Common Stock subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other tender or exchange offer or other purchase available to substantially all holders of Common Stock, in the case of both (i) and (ii), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including shares of capital stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while the Preferred Stock is outstanding.

“Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of January 16, 2018, by and among the Company and the purchasers set forth therein.

“Reference Property” shall have the meaning set forth in Section 6(m).

“Reorganization Event” shall have the meaning set forth in Section 6(m).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.

“Subsidiary” shall mean, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Substantially Equivalent Security” shall have the meaning set forth in Section 8(a).

“Trading Day” shall mean, if the Class A Common Stock is listed on the New York Stock Exchange, a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Class A Common Stock is then traded. If the Class A Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

“Transfer” shall mean, with respect to any security, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such security or any interest therein, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.

“Transfer Agent” shall mean Computershare Trust Company, N.A., acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar, conversion agent and dividend disbursing agent by the Company.

“Transfer Restricted Securities” shall mean each share of Common Stock received upon conversion of a share of Preferred Stock until (i) such shares of Common Stock shall be freely tradable pursuant to an exemption from registration under the Securities Act under Rule 144 thereunder, or (ii) the resale of such shares of Common Stock under an effective Shelf Registration Statement, in each case unless otherwise agreed to by the Company and the Holder thereof.

“Trigger Event” shall have the meaning set forth in Section 6(e)(vii).

“VWAP” per share of Class A Common Stock on any Trading Day shall mean the per share volume-weighted average price as displayed on Bloomberg page “SEMG <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per share of Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

SECTION 3.	Dividends.

(a)    Holders shall be entitled to receive, when, as and if declared by the Board of Directors, with respect to each share of Preferred Stock prior to any distributions made in respect of any Junior Stock and prior to or contemporaneously with any distributions made in respect of any Parity Stock, in each case in respect of the same fiscal quarter, out of funds legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the last day of the immediately prior fiscal quarter (or if there has been no prior full fiscal quarter, the Issue Date), computed on the basis of a 360-day year consisting of twelve 30-day months, at the Dividend Rate, compounded quarterly and payable on each Dividend Payment Date. To the extent the Board of Directors so declares, Cash Dividends shall be payable in arrears on each Dividend Payment Date for the fiscal quarter ending immediately prior to such Dividend Payment Date (or with respect to the first Dividend Payment Date, for the period commencing on the Issue Date and ending on the last day of the fiscal quarter in which the Issue Date occurs), to the Holders as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Dividends on the Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from, but not including, the last day of the most recent fiscal quarter (whether or not declared by the Board of Directors), or if there has been no prior full fiscal quarter, from the Issue Date, until Cash Dividends are paid pursuant to this Section 3(a) in respect of such accumulated amounts or the Liquidation Preference is increased in respect of such accumulated amounts pursuant to Section 3(b), Section 3(c) or Section 3(d). If a Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date.

(b)    Notwithstanding anything to the contrary in Section 3(a), the Company may, at the sole election of the Board of Directors, with respect to any dividend in respect of any fiscal quarter ending on or prior to June 30, 2020 (the “Non-Cash Dividend Period”), elect (a “Non-Cash Dividend Election”) to have the amount that would have been payable if such dividend had been a dividend payable in cash (the “Non-Cash Dividend Amount”) be Accumulated Dividends and added to the Liquidation Preference in lieu of paying such dividend in cash. If the Company fails to pay or declare a Cash Dividend in respect of any fiscal quarter ending on or prior to June 30, 2020 and does not make a Non-Cash Dividend Election in respect thereof, the Company shall be deemed to have made a Non-Cash Dividend Election for all purposes of this Certificate of Designations.

(c)    Notwithstanding anything to the contrary herein, (i) if any shares of Preferred Stock are converted into Class A Common Stock in accordance with this Certificate of Designations on a Conversion Date during the period after the last day of a fiscal quarter and prior to the close of business on the corresponding Dividend Record Date for such fiscal quarter and the Company has not made a Non-Cash Dividend Election in respect of such fiscal quarter, then the amount of the Accrued Dividends with respect to such shares of Preferred Stock shall be deemed to be Accumulated Dividends and be added to the Liquidation Preference for purposes of such conversion; and (ii) if any shares of Preferred Stock are converted into Class A Common Stock in accordance with this Certificate of Designations on a Conversion Date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Preferred Stock, at the Company’s option, shall either (x) be paid in cash on or prior to the date of such conversion or (y) not be paid in cash, be deemed to be Accumulated Dividends and be added to the Liquidation Preference for purposes of such conversion. For the avoidance of doubt, such Accrued Dividends described in the immediately preceding sentence shall include, without limitation, dividends accruing from, and including, the last day of the most recently preceding fiscal quarter to, but not including, the applicable Conversion Date. Except as described in this Section 3(c) related to converted shares, the Holders at the close of business on a Dividend Record Date shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

(d)    Notwithstanding anything to the contrary herein, if any shares of Preferred Stock are redeemed by the Company in accordance with Section 8 on a date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Preferred Stock shall be deemed to be Accumulated Dividends and shall be added to the Liquidation Preference for purposes of such redemption. For the avoidance of doubt, such Accrued Dividends shall include, without limitation, dividends accruing from, and including, the last day of the most recently preceding fiscal quarter to, but not including, the date of such redemption. Except as described in this Section 3(d) related to redeemed shares, the Holders at the close of business on a Dividend Record Date shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

(e)    So long as any share of the Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on, and no redemption or repurchase shall be agreed to or consummated of, Parity Stock, Common Stock or any other shares of Junior Stock, unless all accumulated and unpaid dividends for all preceding full fiscal quarters (including the fiscal quarter in which such accumulated and unpaid dividends first arose) of the Company have been declared and paid and no such dividend or distribution or redemption or repurchase shall be paid or payable in cash for any period (except for dividends on Common Stock in respect of any fiscal quarter during the Non-Cash Dividend Period) unless the Preferred Stock has been paid full Cash Dividends in respect of the same period; provided, however, that the foregoing limitation shall not apply to (i) a dividend payable on Common Stock or other Junior Stock in shares of Common Stock or other Junior Stock, (ii) the acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of shares of other Junior Stock or any securities exchangeable for or convertible into such shares of Common Stock or other Junior Stock; (iv) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (v) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock; provided further, however, that the foregoing limitation in the first clause of this Section 3(e) shall not apply to the extent all such accumulated and unpaid dividends have been deemed to be Accumulated Dividends and have been added to the Liquidation Preference in accordance with Sections 3(b), 3(c) and 3(d). Notwithstanding the preceding, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that amounts of dividends declared per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such other Parity Stock bear to each other.

SECTION 4.	Voting Rights; Special Rights.

(a)    Holders shall be entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, except as otherwise provided herein, in the Certificate of Incorporation (including, in any other certificate of designations), or by law, the Holders shall vote together with the holders of shares of Common Stock and any other shares of capital stock of the Company entitled to vote thereon as a single class. As of any record date or other determination date, each Holder shall be entitled to a number of votes equal to the number of votes such Holder would have had if all shares of Preferred Stock held by such Holder on such date had been converted into shares of Class A Common Stock immediately prior thereto.

(b)	(i)	So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Delaware General Corporation Law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating (directly or indirectly, including by way of amendment to the Certificate of Incorporation or this Certificate of Designations, merger, consolidation, reclassification or otherwise):

(A) any issuance, authorization or creation of, or any increase by the Company in the issued or authorized amount of, any class or series of Senior Stock or obligation or security convertible into, exchangeable for or evidencing the right to purchase any shares of Senior Stock;

(B) any issuance, authorization or creation of, or any increase by the Company in the issued or authorized amount of, any class or series of Parity Stock (including the

Preferred Stock); provided, however, subject to Section 4(b)(ii), the Company may issue Parity Stock (but not including additional shares of Preferred Stock) if: (A) the aggregate amount of the greater of the purchase price and the liquidation preference from all issuances of Parity Stock after the Issue Date is less than or equal to $250,000,000 (excluding the aggregate amount of any additional shares of Preferred Stock issued to the W Purchaser (as defined in the Purchase Agreement) or its Affiliates); or (B) the aggregate initial purchase price of the then outstanding Preferred Stock is less than $100,000,000;

(C)    any repurchase by the Company of any Preferred Stock, other than on a pro rata basis among all Holders of Preferred Stock (provided any individual holder of Preferred Stock may waive the application of this Section 4(b)(i)(C) as applicable for the benefit of such Holder without otherwise affecting the ability of the Company to effect such repurchase pro rata among the other Holders of Preferred Stock);

(D)    any declaration or payment of any special, one-time dividend or distribution with respect to any class of Junior Stock;

(E)    any spinoff or other distribution of any Equity Securities or assets of any of the Company’s Subsidiaries to its stockholders in which the consideration received by the Company in such transaction is less than the fair market value of the relevant Equity Securities or assets (as reasonably determined by the Board of Directors), except to the extent that such spinoff or distribution would be permitted under the Indentures (without taking into account any amendments, supplements, waivers, modifications or termination thereof or thereto after the Issue Date); or

(F)    otherwise adversely affect the rights, preferences or privileges of the Preferred Stock (including, without limitation, as to convertibility by the Holders).

(ii)	So long as the W Purchaser (as defined in the Purchase Agreement) or its Affiliates (the “Preemptive Rights Holders”) collectively own at least 75% or more of the shares of Preferred Stock issued on the Issue Date (excluding Class A Common Stock into which such Preferred Stock has been converted), purchased pursuant to the Purchase Agreement, the Preemptive Rights Holders shall have following preemptive rights:

(A)    If the Company, or any Subsidiary of the Company, issues any Parity Stock other than in connection with a Permitted Issuance, the Company will offer to sell to each Preemptive Rights Holder the number of shares of such Parity Stock (“Offered Shares”) equal to such Preemptive Rights Holder’s Pro Rata Percentage of the total number of Offered Shares. The Company shall give each such Preemptive Rights Holder at least 20 Business Days (the “Preemptive Offer Period”) prior written notice of any proposed issuance of such Parity Stock, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Issuance Notice”). Each Preemptive Rights Holder will be entitled to purchase all or any portion of such securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities), and at the same time as the securities are issued by delivery of irrevocable written notice to the Company of such election within 20 Business Days after delivery of the Issuance Notice (the “Election Notice”). If any Preemptive Rights Holder has elected to purchase any Offered Shares, the sale of such shares shall be consummated as soon as reasonably practical after the delivery of the Election Notice.

(B)    If Preemptive Rights Holders have elected to purchase a total number of shares that exceeds the number of Offered Shares, then the Company shall so advise all Preemptive Rights Holders, and the amount of Offered Shares that may be issued shall be allocated among the Preemptive Rights Holders as nearly as possible on a pro rata basis based on the total amount of shares of Preferred Stock then owned by such Preemptive Rights Holders.

(C)    Upon the expiration of the Preemptive Offer Period, the Company (or any such Subsidiary) shall be entitled to sell such Equity Securities which the Preemptive Rights Holders have not elected to purchase during the 90-calendar days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Preemptive Rights Holders. Any Parity Stock to be sold by the Company or any of its Subsidiaries after such 90-calendar day period (other than Parity Stock to be issued in connection with a Permitted Reissuance) must be reoffered to the Preemptive Rights Holders pursuant to the terms of this Section 4(b)(ii).

Notwithstanding the foregoing, none of the following actions shall be restricted or limited by or require any approval of the Holders of Preferred Stock or be subject to preemptive rights pursuant to Section 4(b): (i) the Company and any of its controlled Affiliates entering into joint ventures, partnerships or similar arrangements and funding the same as described in clause (D) of this paragraph, so long as each such joint venture, partnership or similar arrangement is (A) in respect of a single asset or a group of related assets (for the avoidance of doubt, a group of assets shall not be deemed to be related assets solely because they perform the same function), (B) with third Persons not Affiliated with the Company, (C) on an arms’-length basis and (D) funded through the issuance of equity in such joint venture, capital contributions in such joint venture and/or the incurrence of unsecured indebtedness or indebtedness solely secured by the assets of such joint venture and/or the equity in such joint venture, and (E) for the purpose of (1) developing or expanding assets of the Company and such controlled Affiliates, (2) acquiring and developing new assets and growth opportunities or (3) the repayment of outstanding indebtedness of the Company or such controlled Affiliates, (ii) the issuance of securities, capital contributions or incurrence of intercompany indebtedness among the Company or any of its Subsidiaries or (iii) the issuance of securities, capital contributions or incurrence of intercompany indebtedness among the Company and any joint ventures, partnerships or other minority owned entities in which the Company or its Subsidiaries have an equity or other interest, in each case described in this clause (iii) which exist as of the Issue Date.

(c)    So long as any shares of Preferred Stock are outstanding, without the 75% vote of the Holders, the Company may not effect any amendment or supplement to the Certificate of Incorporation or this Certificate of Designations or any stock certificate representing shares of Preferred Stock that would, directly or indirectly (including by way of merger, consolidation, reclassification or otherwise):

(i)	reduce the Dividend Rate, change the form of payment of dividends on the Preferred Stock, defer the date from which dividends on the Preferred Stock will accrue, cancel any Accrued Dividends, Accumulated Dividends or other accrued and unpaid dividends on the Preferred Stock or any interest accrued thereon, or change the seniority rights of the Preferred Stock as to the payment of dividends in relation to any other then outstanding class or series of equity;

(ii)	reduce the amount payable or change the form of payment to the Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up, or Change of Control, or change the seniority of the Liquidation Preference of the Preferred Stock in relation to the rights upon liquidation of the holders of any other class or series of equity; or

(iii)	make the Preferred Stock redeemable or convertible at the option of the Company other than as set forth herein.

(d)    Notwithstanding anything to the contrary herein, without the consent of the Holders, but without limiting Sections 4(b) or 4(c), the Company, acting in good faith, may amend, alter, supplement or repeal any terms of the Preferred Stock by amending or supplementing the Certificate of Incorporation, this Certificate of Designations or any stock certificate representing shares of the Preferred Stock:

(i)	to cure any ambiguity, omission, inconsistency or mistake in any such instrument in a manner that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder in its capacity as such;

(ii)	to make any provision with respect to matters or questions relating to the Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder in its capacity as such; or

(iii)	to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder in its capacity as such (other than with respect to any Holder that consents to such change).

(e)    In exercising the voting rights set forth in Sections 4(b) and 4(c), each share of Preferred Stock shall be entitled to one vote.

(f)    The rules and procedures for calling and conducting any meeting of the Holders (including the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Amended and Restated Bylaws of the Company and applicable law.

SECTION 5.	Liquidation Rights.

(a)    In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, other than a Change of Control, each Holder shall be entitled to receive, in respect of each share of Preferred Stock of such Holder, and to be paid out of the assets of the Company available for distribution to its stockholders, an amount equal to the greater of (i) the Liquidation Preference thereon, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock and (ii) the amount such Holder would have been entitled to receive had such Holder converted such Holder’s Preferred Stock into shares of Class A Common Stock at the Conversion Rate in effect immediately prior to such liquidation, winding-up or distribution of the Company.

(b)    After the payment in full to the Holders of the amounts provided for in this Section 5, the Holders of shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company in respect of their ownership of such Preferred Stock.

(c)    In the event the assets of the Company available for distribution to the Holders upon any such liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 6.	Conversion.

(a)    On or after the date that is 18 months after the Issue Date (or earlier in connection with a Change of Control), each Holder shall have the right to convert its shares of Preferred Stock, in whole or in part (but in no event into an aggregate value of Class A Common Stock of less than $50,000,000 (calculated based on the Average VWAP per share of the Class A Common Stock during the 30 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Optional Conversion Notice Date, and taking into account any concurrent conversions by Affiliates of such Holder) or, if the aggregate amount of shares of Preferred Stock any such Holder owns would be converted into Class A Common Stock with an aggregate value of less than $50,000,000 (calculated based on the Average VWAP per share of the Class A Common Stock during the 30 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Optional Conversion Notice Date, and taking into account any concurrent conversions by Affiliates of such Holder), then all of such shares), into that number of whole, fully-paid and non-assessable shares of Class A Common Stock for each share of Preferred Stock equal, subject to Section 6(j), to the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9 (such quotient, or, as applicable, the Cash Change of Control Conversion Rate, the “Conversion Rate”). To convert shares of Preferred Stock into shares of Class A Common Stock pursuant to this Section 6(a), such Holder shall give written notice (the “Optional Conversion Notice” and the date of such notice, the “Optional Conversion Notice Date”) to the Company stating that such Holder elects to so convert shares of Preferred Stock and shall state therein: (A) the number of shares of Preferred Stock to be converted, (B) the name or names in which such Holder wishes the shares of Class A Common Stock to be issued, (C) the Holder’s computation of the number of shares of Class A Common Stock to be received by such Holder and (D) the Conversion Price on the Optional Conversion Notice Date. If a Holder validly delivers an Optional Conversion Notice in accordance with this Section 6(a), the Company shall issue the shares of Class A Common Stock as soon as reasonably practicable, but not later than 10 Business Days thereafter (the date of issuance of such shares, the “Optional Conversion Date”).

(b)    On or after the date that is three years after the Issue Date, if the Holders have not elected to convert all of their shares of Preferred Stock pursuant to Section 6(a), the Company shall have the right to cause the outstanding shares of Preferred Stock to be converted, in whole or in part (but in no event into an aggregate value of Class A Common Stock of less than $50,000,000 (calculated based on the Average VWAP per share of the Class A Common Stock during the Measurement Period) or, if the aggregate amount of shares of Preferred Stock owned by all Holders would be converted into Class A Common Stock with an aggregate value of less than $50,000,000 (calculated based on the Average VWAP per share of the Class A Common Stock during the Measurement Period), then all of such shares), into that number of whole, fully-paid and non-assessable shares of Class A Common Stock for each share of Preferred Stock equal, subject to Section 6(j), to the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9; provided, however, that in order for the Company to exercise such right, (w) the Closing Sale Price of the Class A Common Stock during a 30 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Forced Conversion Notice Date (the “Measurement Period”) shall, for at least 20 Trading Days during such 30 consecutive Trading Day period, be greater than or equal to 145% of the Conversion Price then in effect, (x) the resale of the shares of Class A Common Stock issuable upon conversion shall be registered and available for resale by the Holders pursuant to a registration statement declared effective by the SEC covering such resales, (y) the Class A Common Stock (including the Class A Common Stock issuable upon conversion) is listed on a National Securities Exchange, and (z) the average daily trading volume of the Class A Common Stock on the primary National Securities Exchange on which such Class A Common Stock is listed exceeded 400,000 shares for at least 20 Trading Days during the Measurement Period; and provided further, that if the conversion by the Company pursuant to this Section 6(b) would result in the Holders holding Common Stock (counting only such Common Stock as has been converted from Preferred Stock pursuant to this Certificate of Designations) representing in excess of 20% of the issued and outstanding Common Stock of the Company immediately after such conversion (the “Maximum Holding Amount”), then such conversion shall be limited to the number of shares of Common Stock representing the Maximum Holding Amount, and the Company will have the continuing right to cause the remaining shares of Preferred Stock (which are not converted due to the Maximum Holding Amount limitation) to be converted in whole or in part at any time following the initial conversion of shares of Preferred Stock pursuant to this Section 6(b) to the extent such conversion would not result in the Holders holding Common Stock at such time representing in excess of the Maximum Holding Amount. To convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 6(b), the Company shall give written notice (the “Forced Conversion Notice” and the date of such notice, the “Forced Conversion Notice Date”) to each Holder stating that the Company elects to force conversion of such shares of Preferred Stock pursuant to this Section 6(b) and shall state therein (A) the number of shares of Preferred Stock to be converted, (B) the Conversion Price on the Forced Conversion Date and (C) the Company’s computation of the number of shares of Common Stock to be received by the Holder. If the Company validly delivers a Forced Conversion Notice in accordance with this Section 6(b), the Company shall issue the shares of Common Stock as soon as reasonably practicable, but not later than 10 Business Days thereafter (the date of issuance of such shares, the “Forced Conversion Date”). Notwithstanding the foregoing, the Company shall only be permitted to deliver one Forced Conversion Notice during any 90-day period. Additionally, any partial conversion of the Preferred Stock will be made on a pro rata basis based on the relative number of shares of Preferred Stock held by each Holder. The Company shall not issue any fractional shares in connection with a conversion and any fractional shares to which a Holder would otherwise be entitled will be settled in cash in accordance with Section 9.

(c)    Upon conversion, each Holder shall surrender to the Company the certificates representing any shares held in certificated form to be converted during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent maintained by it, accompanied by (i) (if so required by the Company or its duly appointed Transfer Agent) a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and (ii) transfer tax stamps or funds therefor, if required pursuant to Section 6(i).

(d)    Immediately prior to the close of business on the Optional Conversion Date or the Forced Conversion Date, as applicable, with respect to a conversion, a Holder shall be deemed to be the holder of record of Class A Common Stock issuable upon conversion of such Holder’s shares of Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates or book-entry notations representing such Class A Common Stock shall not then be actually delivered to such Holder. Except to the extent that a Holder is not able to convert its shares of Preferred Stock into Class A Common Stock as a result of Section 6(j), on the Optional Conversion Date or the Forced Conversion Date, as applicable, dividends shall cease to accrue on the shares of Preferred Stock so converted and all other rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the number of whole, fully-paid and non-assessable shares of Class A Common Stock into which such shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9). As promptly as practical after the conversion of any shares of Preferred Stock into Class A Common Stock, the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full shares of Class A Common Stock to which such Holder is entitled, and a cash payment in respect of fractional shares in accordance with Section 9.

(e)    The Conversion Price shall be subject to the following adjustments (except as provided in Section 6(f)):

(i)	If the Company pays a dividend (or other distribution) in shares of Common Stock to holders of the Common Stock, in their capacity as holders of Common Stock, then the Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and

OS1	=	the sum of (A) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of Common Stock constituting such dividend or distribution.

(ii)	If the Company issues to holders of shares of the Common Stock, in their capacity as holders of Common Stock, rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock at less than the Market Value determined on the Ex-Date for such issuance, then the Conversion Price in effect immediately following the close of business on the Ex-Date for such issuance shall be divided by the following fraction:

OS0 + X
OS0 + Y

where

OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Value determined as of the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price on any then outstanding share of Preferred Stock not previously converted shall be readjusted to the Conversion Price that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iii)	If the Company subdivides, combines or reclassifies the shares of Common Stock into solely a greater or lesser number of shares of Common Stock, then the Conversion Price in effect immediately following the opening of business on the effective date of such share subdivision, combination or reclassification shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, combination or reclassification; and

OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, combination or reclassification.

(iv)	(A) If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock) or other assets (including securities, but excluding any dividend or distribution referred to in clause (i) above; any rights or warrants referred to in clause (ii) above; any consideration payable in connection with a tender or exchange offer made by the Company or any of its Affiliates referred to in clause (v) below; and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a spin-off to which the following clause (iv)(B) applies), then the Conversion Price in effect immediately following the close of business on the record date for such distribution shall be divided by the following fraction:

SP0
SP0 – FMV

where

SP0	=	the Closing Sale Price per share of Class A Common Stock on the Trading Day immediately preceding the Ex-Date; and

FMV	=	the fair market value of the portion of the distribution applicable to one share of Class A Common Stock on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment to the Conversion Price, each holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Class A Common Stock, the amount and kind of such distributed assets that such holder would have received as if such holder owned the number of shares of Class A Common Stock that such share of Preferred Stock would have been convertible into at the Conversion Rate in effect on the record date for such distribution.

(B)    In a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit where such capital stock or similar equity interests are, or will be when issued, listed or admitted for trading on a National Securities Exchange, the Conversion Price shall be adjusted at the close of business on the tenth Trading Day after the Ex-Date of the distribution by dividing such Conversion Price in effect immediately prior to the opening of business on such tenth Trading Day by the following fraction:

MP0 + MPS
MP0

    where

MP0	=	the average of the Closing Sale Price of the Class A Common Stock over each of the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution; and

MPS	=	the average of the closing sale price of the capital stock or equity interests representing the portion of the distribution applicable to one share of Class A Common Stock over each of the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Class A Common Stock on such date as determined by the Board of Directors. Such closing sale prices for the Trading Days in such 10 Trading Day period shall be adjusted in respect of transactions in respect of such capital stock or equity interests in like manner to the adjustment to “Closing Sale Price” specified in the second sentence of the definition of such term.

For purposes of determining the Conversion Price in respect of any Conversion Date that occurs during the 10 Trading Days following, and including, the Ex-Date of any such spin-off, references within the previous sentence to 10 Trading Days or the 10th Trading Day shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Date of such distribution and such Conversion Date.

In the event that such distribution described in this clause (iv) is not so made, the Conversion Price of any then outstanding shares of Preferred Stock not previously converted shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend distribution had not been declared.

(v)

In the case the Company effects a Pro Rata Repurchase of Common Stock, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Value of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (1) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (2) the Market Value per share of Class A Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase.

(vi)	Notwithstanding anything herein to the contrary, no adjustment under this Section 6(e) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the earlier of (i) the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of the Conversion Price and (ii) the close of business on the Business Day preceeding each Conversion Date.

(vii)

Notwithstanding any other provisions of this Section 6(e), rights or warrants distributed by the Company to holders of Common Stock, in their capacity as holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (A) are deemed to be transferred with such shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(e) (and no adjustment to the Conversion Price under this Section 6(e) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under Section 6(e)(ii) or (iv). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 6(e) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price on any then-outstanding share of Preferred Stock not previously converted shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Price on any then-outstanding share of Preferred Stock not previously converted shall be readjusted as if such expired or terminated rights and warrants had not been issued. To the extent that the Company has a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Trigger Event has occurred and the adjustments to the Conversion Price with respect thereto have been made in accordance with the foregoing first sentence of this Section 6(e)(vii). In lieu of any such adjustment pursuant to the first sentence of this Section 6(e)(vii) in respect of a Trigger Event, the Company may amend such applicable stockholder rights plan or agreement to provide that there shall be the distributed, and cause to be distributed, immediately prior to the occurrence of such Trigger Event, to all Holders of Preferred Stock the rights that would have attached to such number of shares of Common Stock as are issuable upon conversion of such Preferred Stock immediately prior to the occurrence of such Trigger Event, without having to convert their shares of Preferred Stock.

(viii)	The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

(f)    Notwithstanding anything to the contrary in Section 6(e), no adjustment to the Conversion Price shall be made with respect to any distribution if the Holders are entitled to participate in such distribution as if they held a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to the record date for such event, without having to convert their shares of Preferred Stock.

(g)    If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect on any then-outstanding share of Preferred Stock not previously converted shall be required by reason of the taking of such record.

(h)    Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased the Conversion Price then in effect following such adjustment.

(i)    The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock and the issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of shares of Preferred Stock, shall each be made without charge to the Holder or recipient of shares of Preferred Stock for such certificates or Ownership Notice or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby or such Ownership Notice or the securities identified therein, and such certificates or Ownership Notice shall be issued or delivered in the respective names of, or in such names as may be directed by, the applicable Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver any such certificate or Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(j)    In the event that any Holder elects to convert shares of Preferred Stock into shares of Class A Common Stock pursuant to Section 6(a), the sum of (x) the number of shares of Class A Common Stock into which the shares of Preferred Stock can then be converted upon such exercise pursuant this Certificate of Designations and (y) the number of shares of Class A Common Stock into which the shares of Preferred Stock have already been converted in accordance with this Certificate of Designations, shall not exceed the maximum number of shares of Common Stock which the Company may issue under the Certificate of Incorporation or the maximum number of shares of Common Stock which the Company may issue without stockholder approval under applicable law (including, for the avoidance of doubt, the stockholder approval rules of any National Securities Exchange on which the shares of Class A Common Stock are listed). The Company will use its reasonable best efforts to seek stockholder approval for the issuance of shares of Class A Common Stock upon conversion of the Preferred Stock above the amount that the Company may issue without such stockholder approval pursuant to New York Stock Exchange Rule 312.03(c).

(k)    Any shares of Class A Common Stock delivered pursuant to this Section 6 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters of any state or federal law), free and clear or any liens, claims, rights or encumbrances other than those arising under the Delaware General Corporation Law or this Certificate of Designations or created by the holders thereof.

(l)    The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued and otherwise unreserved shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock pursuant any applicable provision of this Certificate of Designations, and shall take all action required to be taken by it (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Company until such increase is approved in accordance with applicable law and amending the Certificate of Incorporation) to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient unissued and otherwise unreserved shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock or the payment or partial payment of dividends (if any) declared on Preferred Stock that are payable in Class A Common Stock. Each Purchaser agrees (and any transferee of Preferred Stock shall be caused to agree), while it holds Preferred Stock, to vote such Preferred Stock in favor of any such necessary increase (i) to permit such conversion or payment or (ii) to reserve shares for issuance under any Company equity incentive or similar plan, in each case, at any annual or special meeting of the Company. If the Company does not at any time have reserved and available the number of shares of Class A Common Stock described in the preceding sentence, the Company shall pay to the Holders (on a pro rata basis across all Holders based on their respective ownership of Preferred Stock) an amount equal to $50,000 per month (pro rated for partial months), payable no later than five business days after the end of each month until the Company again has reserved and available such number of shares of Class A Common Stock. Notwithstanding anything herein to the contrary, unless otherwise agreed by the affirmative vote of the Holders of at least 75% of the shares of Preferred Stock at the time outstanding and entitled to vote thereon, all shares of Preferred Stock which would otherwise convert into shares of Class A Common Stock shall remain outstanding and shall continue to accumulate and compound dividends pursuant to Section 3 until such time as there are sufficient unissued shares of Class A Common Stock to permit the conversion of all outstanding shares of Preferred Stock.

(m)    In the case of:

(i)	any recapitalization, reclassification or change of the Series A Common Stock (other than changes resulting from a subdivision or combination),

(ii)	any consolidation, merger or combination involving the Company,

(iii)	any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)	any statutory share exchange,

in each case, (x) that is not a Change of Control and (y) as a result of which the Series A Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Series A Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”); provided, however, if the holders of shares of Series A Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Holders shall be afforded the same opportunity to elect such form and proportion of consideration as if it had converted into shares of Series A Common Stock, and will be subject to any limitations to which all holders of shares of Series A Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Reorganization Event. The Company shall not become a party to any Reorganization Event unless its terms are consistent with this Section 6(m). None of the foregoing provisions shall affect the right of a Holder of Preferred Stock to convert its Preferred Stock into shares of Series A Common Stock as set forth in Section 6 prior to the effective time of such Reorganization Event. Notwithstanding Section 6(e), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 6. The provisions of this Section 6 shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Series A Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Series A Common Stock are intended to refer to such Reference Property.

SECTION 7.	Transfers

(a)    Without the prior written consent of the Company, no Holder may Transfer any shares of Preferred Stock prior to the date that is one year after the Issue Date.

(b)    Notwithstanding anything to the contrary contained in this Section 7, a Holder may, at any time, transfer any or all of its Preferred Stock and/or its registration rights with respect to such Preferred Stock to one or more Affiliates of the Holder.

(c)    At all times after the first anniversary of the Issue Date, Holders may transfer shares of Preferred Stock involving an underlying value of Class A Common Stock of at least $50,000,000 (calculated based on the Average VWAP per share of the Class A Common Stock during the 30 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the transfer, and taking into account any concurrent transfers by Affiliates of such Holder), or such lesser amount if it constitutes the remaining holdings of such Holder.

(d)    Without the prior written consent of the Company, no Holder may, prior to the date that is two years after the Issue Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the shares of Preferred Stock or Common Stock that are designed to, or that might reasonably be expected to, result in the transfer to another Person, in whole or in part, any of the economic consequences of ownership of any shares of Preferred Stock.

(e)    Notwithstanding anything to the contrary contained in this Section 7:

(i)	No Holder may Transfer any of its shares of Preferred Stock to a Person that is a Competitor of the Company; provided however, this Section 7 shall not restrict any Transfer into the public market or in an otherwise open market transaction.

(ii)	Holders may make a bona fide pledge of any or all of its Preferred Stock in connection with a bona fide loan or other extension of credit, and any foreclosure by any pledgee under such loan or extension of credit on any such pledged Preferred Stock or Common Stock (or any sale thereof) shall not be considered a violation or breach of this Section 7, and the transfer of the Preferred Stock by a pledgee who has foreclosed on such loan or extension of credit shall not be considered a violation or breach of this Section 7.

(iii)	In no way does this Section 7 prohibit or restrict (i) changes in the composition of any Holder or its direct or indirect partners, members or other equityholders, so long as such changes in composition only relate to changes in direct or indirect ownership of the Holder among such Holder, its Affiliates and the partners, members or other equityholders that indirectly own such Holder or (ii) any Transfer or change of ownership of interests of or in any Person whose primary assets are not direct or indirect beneficial ownership interests in the Preferred Stock.

(f)    Any Person that becomes a Holder pursuant to a Transfer under this Section 7 shall be subject to all of the terms and conditions of this Certificate of Designations.

SECTION 8.	Change of Control

(a)    Subject to Sections 6(a) and 6(b), promptly upon entry into a definitive agreement that provides for a Change of Control (but in no event less than 20 Business Days prior to consummating a Change of Control), the Company shall provide written notice thereof to the Holders.

(b)    If a Cash Change of Control occurs, then the Holders shall convert the Preferred Stock into Class A Common Stock at the Cash Change of Control Conversion Rate on the date on which such Cash Change of Control occurs, with the conversion effective immediately prior to the consummation of the Cash Change of Control.

(c)    Subject to Sections 6(a) and 6(b), if a Change of Control occurs that is not a Cash Change of Control, then the Holders, as a group, acting by a majority vote of the Preferred Stock, with respect to all but not less than all of the Holders’ shares Preferred Stock, by notice given to the Company within 20 Business Days of the date the Company provides written notice of the execution of definitive agreements that provide for such Change of Control, shall be entitled to elect one of the following (with the understanding that, if the

Holders fail to timely provide notice of their election to the Company, the Holders shall be deemed to have elected the option set forth in clause (i) below):

(i)	convert all, but not less than all, of such Holder’s outstanding shares of Preferred Stock into Class A Common Stock at the then-applicable Conversion Rate on the date on which such Change of Control occurs, with the conversion effective immediately prior to the consummation of the Change of Control;

(ii)	except as described below, if the Company will not be the surviving Person upon the consummation of such Change of Control or the Company will be the surviving Person but the Class A Common Stock will no longer be listed or admitted to trading on a National Securities Exchange, require the Company to use its commercially reasonable efforts to deliver or to cause to be delivered to the Holders, in exchange for their shares of Preferred Stock, upon the consummation of such Change of Control, a security in the surviving Person or the parent of the surviving Person that has rights, preferences and privileges substantially similar to the Preferred Stock, including, for the avoidance of doubt, the right to dividends equal in amount and timing to those provided in Section 3 and a conversion rate proportionately adjusted such that the conversion of such security in the surviving Person or parent of the surviving Person immediately following the consummation of such Change of Control would entitle the Holder to the number of common securities of such Person (together with a number of common securities of equivalent value to any other assets received by holders of Class A Common Stock in such Change of Control) which, if a share of Preferred Stock had been converted into Class A Common Stock immediately prior to such Change of Control, such Holder would have been entitled to receive immediately following such Change of Control (such security in the surviving Person, a “Substantially Equivalent Security”); provided, however, that, if the Company is unable to deliver or cause to be delivered Substantially Equivalent Securities to any Holder in connection with such Change of Control, such Holder shall be entitled to (at such Holder’s option): (A) instead elect clause (i) of this Section 8 or (B) require the Company to redeem all (but not less than all) of such Holder’s Preferred Stock at a price per share equal to 101% of the Liquidation Preference, in which case such redemption shall be made on the same day as (and contemporaneously with) the consummation of such Change of Control and may be paid (at the Company’s option): (1) in cash or (2) in Class A Common Stock (provided that such Class A Common Stock is listed on a National Securities Exchange and the average daily trading volume of the Class A Common Stock on the primary National Securities Exchange on which such Class A Common Stock is listed exceeded 400,000 shares for at least 20 Trading Days during a thirty (30) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the day on which such Change of Control is consummated), in which case such Class A Common Stock shall be valued for purposes of satisfying such redemption payment obligation at 95% of the Average VWAP of the Class A Common Stock during the 20 consecutive Trading Day period ending on, and including, the fifth Trading Day immediately preceding the day on which such Change of Control is consummated, and in the event a Holder elects the redemption option described in this subclause (B), then no later than three Trading Days prior to the consummation of such Change of Control, the Company shall deliver a written notice to such Holder stating the date on which the Preferred Stock will be redeemed and the Company’s computation of the amount of cash or Class A Common Stock to be received by the Holder upon redemption of such Preferred Stock;

(iii)	if the Company is the surviving Person upon the consummation of such Change of Control and the Class A Common Stock will continue to be listed or admitted to trading on a National Securities Exchange immediately following the Change of Control, continue to hold such Holders’ shares of Preferred Stock; or

(iv)	require the Company to redeem all (but not less than all) of such Holder’s Preferred Stock at a cash price per share equal to the Liquidation Preference, in which case, no later than three Trading Days prior to the consummation of such Change of Control, the Company shall deliver a written notice to such Holder stating the date on which the Preferred Stock will be redeemed and the Company’s computation of the amount of cash to be received by the Holder upon redemption of such Preferred Stock.

(d)    With respect to clause (ii) above, Holders acknowledge and agree that, to the extent, and so long as, required under the terms of the Credit Agreement (as the Credit Agreement may be amended, restated or otherwise modified from time to time) or any other credit agreements or debt instruments of the Company that restrict, limit or condition the ability of the Company to issue “disqualified equity interests” (or similar concept), and for so long as such restrictive terms continue or have not been waived by the applicable lenders or other debt holders thereunder, as a condition to any redemption of the shares of Preferred Stock pursuant to this Section 8, (i) the loans and other “obligations” (or similar concept) as defined under the Credit Agreement or any such other credit agreements or debt instruments will, in each case to the extent prior repayment is required, be repaid (and any commitments and any outstanding letters of credit thereunder will be terminated) in full (other than unasserted contingent obligations) prior to such redemption of the Preferred Stock or (ii) such redemption shall be in compliance with any applicable covenants specified in the Credit Agreement or any such other credit agreements or debt instruments, including, for the avoidance of doubt, Section 1010 of each of the Indentures. For the avoidance of doubt, the preceding sentence shall not be deemed to be a waiver by any Holder of its right to receive from the Company and/or its successor the cash associated with such redemption.

SECTION 9.	No Fractional Shares.

No fractional shares of Class A Common Stock or securities representing fractional shares of Class A Common Stock shall be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in Class A Common Stock on the Preferred Stock. Instead, the Company may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fractional share determined as of the Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, round up to the next whole share the number of shares of Class A Common Stock to be issued to any particular Holder upon conversion.

SECTION 10.	Uncertificated Shares; Certificated Shares.

(a)    Uncertificated Shares.

(i)	Form. Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, the shares of Preferred Stock and any shares of Class A Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii)	Transfer. Transfers of Preferred Stock or Class A Common Stock issued upon conversion thereof held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(iii)	Legends. Each Ownership Notice issued with respect to a share of Preferred Stock or any Class A Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SEMGROUP CORPORATION (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

In addition, each Ownership Notice issued with respect to a share of Preferred Stock shall bear a legend in substantially the following form:

“BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE SHORT SALE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS.”

(b)    Certificated Shares.

(i)	Form and Dating. When Preferred Stock is in certificated form (“Certificated Preferred Stock”), the Preferred Stock certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Preferred Stock certificate may have notations, legends or endorsements required by applicable law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided, that any such notation, legend or endorsement is in a form acceptable to the Company. Each Preferred Stock certificate shall be dated the date of its authentication.

(ii)	Execution and Authentication. Two Officers shall sign each Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Stock certificate, the Preferred Stock certificate shall be valid nevertheless.

A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Preferred Stock certificate. The signature shall be conclusive evidence that the Preferred Stock certificate has been authenticated under this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for shares of Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of shares of Preferred Stock to be authenticated and the date on which the original issue of the Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii)	Transfer and Exchange. When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:

(A)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B)    is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

1.    if such Certificated Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

2.    if such Certificated Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit C hereto) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 10(b)(iv).

(iv)	Legends.

(A)    Each certificate evidencing Certificated Preferred Stock or any Class A Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SEMGROUP CORPORATION (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(B)    Upon any sale or transfer of a Transfer Restricted Security held in certificated form pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Preferred Stock or certificated Common Stock that does not bear a restrictive legend and rescind any restriction on the transfer of such Transfer Restricted Security.

(v)	Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(vi)	Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation. The Transfer Agent and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Preferred Stock certificates to the Company. The Company may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Company has purchased or otherwise acquired.

(c)    Certain Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(i)	To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock as required pursuant to the provisions of this Section 10.

(ii)	All shares of Preferred Stock, whether or not Certificated Preferred Stock, issued upon any registration of transfer or exchange of such shares of Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the shares of Preferred Stock surrendered upon such registration of transfer or exchange.

(iii)	Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(iv)	No service charge shall be made to a Holder for any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Company or the Transfer Agent or upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock or Common Stock if the Person receiving shares in connection with such transfer or exchange is not the holder thereof.

(d)    No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 11.	Other Provisions.

(a)    With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)    Shares of Preferred Stock that have been issued and reacquired by the Company in any manner, including shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) upon such reacquisition be automatically cancelled by the Company and shall not be reissued.

(c)    The shares of Preferred Stock shall be issuable only in whole shares.

(d)    All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e)    Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f)    Notwithstanding anything to the contrary herein, whenever the Board of Directors is permitted or required to determine fair market value, such determination shall be made in good faith.

(g)    Except as set forth in Section 4(b)(ii), the Holders shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Company of any class.

(h)    The Company shall distribute to the Holders copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of the Common Stock, at such times and by such method as documents are distributed to such holders of such Common Stock.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 19th day of January, 2018

SEMGROUP CORPORATION

By:	/s/ Robert N. Fitzgerald
Name:	Robert N. Fitzgerald
Title:	Chief Financial Officer and Senior Vice President

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SEMGROUP CORPORATION (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE SHORT SALE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-1

Certificate Number	[ ] Shares of
[ ]	Series A Cumulative Perpetual Convertible Preferred Stock

Series A Cumulative Perpetual Convertible Preferred Stock

of

SEMGROUP CORPORATION

SEMGROUP CORPORATION, a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Company designated as the Series A Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated January [ ], 2018, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this      day of             , 2018.

SEMGROUP CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Transfer Agent,

By:
Authorized Signatory

Exhibit A-3

REVERSE OF SECURITY

Dividends on each share of Preferred Stock shall be payable, when, as and if declared by the Company’s Board of Directors out of legally available funds as provided in the Certificate of Designations.

The shares of Preferred Stock shall be convertible into the Company’s Class A Common Stock upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The shares of Preferred Stock may be redeemed by the Company upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

Exhibit A-4

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

    (Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

1	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-5

EXHIBIT B

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SEMGROUP CORPORATION (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IF THE SECURITIES IDENTIFIED HEREIN ARE SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK OF THE COMPANY, THEN BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Company.

Exhibit B-1

The shares of capital stock of the Company have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Transfer Agent,

By:
Authorized Signatory

Exhibit B-2

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series A Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”) of SemGroup Corporation (the “Company”)

This Certificate relates to shares of Preferred Stock held by (the “Transferor”) in*/:

☐	book entry form; or

☐	definitive form.

The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Company;

☐	such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐	such Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/	Please check applicable box.

Exhibit C-1